Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 28, 2022, with respect to the financial statements and financial highlights of the Cavanal Hill Funds (comprised of U.S. Treasury Fund, Government Securities Money Market Fund, Limited Duration Fund, Moderate Duration Fund, Bond Fund, Strategic Enhanced Yield Fund, Ultra Short Tax-Free Income Fund, Mid Cap Diverse Leadership Fund, Opportunistic Fund, World Energy Fund, and Hedged Income Fund), and the related notes, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
December 23, 2022